SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

          Certification and Notice of Termination of Registration under Section
            12(g)of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the
                    Securities Exchange Act of 1934.

                        Commission File Number 333-64565

                  NISSAN AUTO RECEIVABLES 1998-A GRANTOR TRUST
             -------------------------------------------------------
             (Exact name of registrant as specified in its charter)

        990 West 190th Street, Torrance, California 90502, (310) 719-8013
            --------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    5.45% Asset Backed Certificates, Class A
             -------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
             -------------------------------------------------------
           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)  [ ]         Rule 12-3(b)(1)(ii)  [ ]
         Rule 12g-4(a)(1)(ii) [ ]         Rule 12h-3(b)(2)(i)  [ ]
         Rule 12g-4(a)(2)(i)  [ ]         Rule 12h-3(b)(2)(ii) [ ]
         Rule 12g-4(a)(2)(ii) [ ]         Rule 15d-6           [X]
         Rule 12h-3(b)(1)(i)  [ ]

         Approximate number of holders of record as of the certification or notice date: 26*

         Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                    NISSAN AUTO RECEIVABLES 1998-A
                                      GRANTOR TRUST (REGISTRANT)
                                    By:  NORWEST BANK MINNESOTA, N.A.,
                                         as Trustee


Dated:  May 13, 1998                   By:   ______________________________
                                               Marianna Stershic
                                               Assistant Vice President


* Includes each participant in The Depository Trust Company ("DTC") holding an indirect interest in the securities held of record as of such date by Cede & Co. as nominee for DTC.